EXHIBIT 15.3

CONSENT OF INDEPENDENT VALUER

We hereby consent to the use of the information contained in our reports, dated as of 22 July 2015, relating to valuations of the convertible bonds and warrants of China Metro-Rural Holdings Limited in your annual report.

/s/ APAC Asset Valuation and Consulting Limited

Hong Kong

July 31, 2015